Exhibit 10.1

DEBT REPAYMENT AGREEMENT

This Debt Repayment Agreement (this “Agreement”) by and among BLS Media, Inc., a Nevada corporation (the “Company”), and KMR Resources, Inc. (“KMR”) is made and entered into on August 12, 2010.

RECITALS

WHEREAS, on April 23, 2010, KMR issued a promissory note in the amount of $200,000 to the Company (the “Note”).

WHEREAS, the Company has demanded that KMR repay the Note in full.

WHEREAS, KMR desires to transfer and assign all of its rights to the leasehold interests specified on Exhibit A to this Agreement (the “Assets”) to the Company as payment of the Note in full, and the Company desires to accept the assignment of the Assets to the Company as payment in full.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties hereto agree as follows:

1. Assignment of Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing (as defined below), KMR shall sell, transfer and deliver to the Company, and the Company shall purchase and accept from KMR, all of KMR’s rights title and interests in the Assets, free and clear of any and all charges, mortgages, pledges, security interests, restrictions, claims, liens, encumbrances or exceptions to title of any kind (collectively, “Liens”). Upon the execution of this Agreement by KMR, KMR shall deliver to the Company executed and notarized assignments which shall transfer the Assets to the Company.

2. Events to Occur on or Prior to Closing. The following events shall occur on or prior to Closing:

(a) Consent to Assignment.  Upon the terms and subject to the conditions set forth in this Agreement, prior to Closing, KMR shall obtain the consent of each of the lessors for each of the Assets.

(b) Payment in Full.  At the Closing, the Company shall accept the assignment of the Assets as payment of the Note in full.

(c) Forgiveness of Debt. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Company shall release KMR from any further obligation in connection with the Note.

3. Effectiveness of this Agreement.  The consummation of the transactions contemplated hereby (the “Closing”) shall take place at the offices of the Company or at such other place as the parties may mutually agree, on or before August 12, 2010 (“Closing Date”).

4. Representations of KMR.  KMR represents and warrants to the Company, as of the date KMR executes this Agreement and as of the Closing Date, that:

(a) KMR has the legal capacity to execute, deliver and perform its obligations under this Agreement.  This Agreement has been duly executed and delivered by KMR and is a valid and legally binding agreement of KMR enforceable against KMR in accordance with its terms.

(b) KMR is the sole holder of record of the Asset, free and clear of all liens, and there exists no restriction on the transfer of the Assets to the Company.  KMR shall deliver to the Company at Closing good and marketable title to the Assets free and clear of all liens.

(c) No action has been taken by KMR that would give rise to a claim against the Company for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement.

5. Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada without regard to conflict-of-laws rules.

6. Undertakings.  KMR and the Company hereby agree to take whatever additional action and execute whatever additional documents may be reasonably necessary or advisable in order to carry out or effect one or more of the provisions of this Agreement.

7. Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Facsimiles and electronic copies in portable document format (“PDF”) containing original signatures shall be deemed for all purposes to be originally signed copies of the documents that are the subject of such facsimiles or PDF versions.

8. Entire Agreement.  This Agreement and the agreements and instruments to be delivered by the parties at Closing represent the entire understanding and agreement between the parties and supersede all prior oral and written and all contemporaneous oral negotiations, commitments and understandings.

[signatures on following page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth in the preamble of this Agreement.

BLS MEDIA, INC.,
a Nevada corporation

By:          /s/ Brittany Prager                            Date:           August 12, 2010
Brittany Prager
Its:           President

KMR RESOURCES, INC.,
a Nevada corporation

By:          /s/ Early Abbott                               Date:           August 12, 2010
Earl Abbott
Its:           Chief Executive Officer

EXHIBIT A

1.
The Mineral Lease and Option to Purchase Agreement between KMR Resources Inc. and Cliff ZZ L.L.C., which provides that Cliff ZZ L.L.C. shall lease certain patented mining claims located in Esmeralda and Nye Counties, Nevada, including the Tonopah Extension Mine, to KMR Resources Inc., and that KMR Resources Inc. shall have the option to acquire ownership of those claims.

2.
The Mining Lease between KMR Resources Inc. and Rubicon Resources, Inc., which provides that KMR Resources Inc. shall own the exclusive rights to explore, develop and mine certain unpatented mining claims located in Eureka County, Nevada.